EXECUTION COPY
Exhibit 1

WRITTEN CONSENT AND VOTING AGREEMENT

WRITTEN CONSENT AND VOTING AGREEMENT, dated as of June 22, 2011 (this “Agreement”), by and among Eastman Chemical Company, a Delaware corporation (“Parent”), Resurgence Asset Management, L.L.C., its Affiliates, and its and its Affiliates' managed funds and accounts, each a “Stockholder” and collectively, the “Stockholders”).

RECITALS

A.           The respective Boards of Directors of Parent and Sterling Chemicals, Inc. (the “Company”) have approved the merger (the “Merger”) of Eastman TC, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”) with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement, whereby each issued share of common stock, par value $0.01 per share (the “Company Common Stock”) and Series A convertible preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”) not owned by Parent, Sub or the Company will be converted into the right to receive the Merger Consideration specified therein.

B.           As of the date hereof, each Stockholders' respective Existing Shares (as defined below) are Beneficially Owned and owned of record by each such Stockholder, as reflected on Schedule 1 attached hereto.

C.           The Board of Directors of the Company (the “Company Board”) by resolution adopted in accordance with applicable Law, has appointed a special committee of independent members of the Company Board (the “Special Committee”), which has determined that the Merger and the Merger Agreement are fair to, and in the best interests of, the holders of Company Common Stock (other than Resurgence), and has recommended that the Company Board approve the Merger Agreement;

D.           The Company Board, having received the recommendation of the Special Committee, has approved the Merger Agreement and determined that the terms of the Merger Agreement are advisable; and

E.           As a condition and inducement to willingness of Parent to enter into the Merger Agreement, Resurgence is entering into this Agreement with Parent with respect to the shares of Company Common Stock and the shares of Preferred Stock owned by Resurgence pursuant to which, among other things, Resurgence has agreed, subject to the terms hereof and thereof, to execute and deliver to the Company and Parent a written consent, substantially in the form attached hereto as Exhibit A, pursuant to which Resurgence will adopt the Merger Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1           Defined Terms.  The following capitalized terms, as used in this Agreement, will have the meanings set forth below.  Capitalized and other defined terms used but not otherwise defined herein will have the meanings ascribed thereto in the Merger Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person; provided that the Company will not be deemed an Affiliate of any Stockholder.

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.  The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” will each have a correlative meaning.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” of a Stockholder (and each Stockholder’s “Covered Shares”) means the specified Stockholder’s Existing Shares, together with any shares of Company Common Stock or Preferred Stock and any shares of the Company Common Stock or Preferred Stock issuable upon the conversion, exercise or exchange of securities that are as of the relevant date securities convertible into or exercisable or exchangeable for shares of Company Common Stock or Preferred Stock, in each case that such specified Stockholder has or acquires Beneficial Ownership of on or after the date hereof.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).  The term “Encumber” will have a correlative meaning.

“Existing Shares” of a Stockholder (and a Stockholder’s “Existing Shares”) means the shares of Company Common Stock and Preferred Stock that are Beneficially Owned and owned by the specified Stockholder as of the date hereof, as set forth opposite such Stockholder’s name on Schedule 1 hereto.

“Expiration Date” means any date upon which the Merger Agreement is terminated in accordance with its terms.

"Merger Agreement" means the Agreement and Plan of Merger, dated as of the date hereof and as such may be amended, supplemented, restated or otherwise modified from time to time in any manner approved in writing by the Stockholders.

“Permitted Transfer” means a Transfer of Covered Shares by a Stockholder to an Affiliate of such Stockholder, provided that, (i) such Affiliate will remain an Affiliate of such Stockholder at all times following such Transfer, (ii) prior to the effectiveness of such Transfer, such transferee executes and delivers to Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of such Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder will have made hereunder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation or other entity, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided that the Company will in no event be deemed a Subsidiary of a Stockholder.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, Encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration, but excluding the Merger)), by tendering into any tender or exchange offer, by operation of law or otherwise), or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, Encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1           Agreement to Vote.

(a)           Each Stockholder hereby agrees that, immediately following the execution and delivery of this Agreement and the Merger Agreement, such Stockholder will execute and deliver to the Company a written consent in the form of Exhibit A hereto (a “Written Consent”).  The Written Consent will be coupled with an interest and will be irrevocable, except as provided in Section 5.1, below.

(b)           Each Stockholder hereby agrees that from and after the date hereof until the Expiration Date, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, such Stockholder will, in each case to the fullest extent that the Covered Shares of such Stockholder are entitled to vote thereon or consent thereto:

(i)           appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)           vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if then permitted under the Company Bylaws) covering, all of such Covered Shares (a) in favor of the adoption and approval of the Merger Agreement and approval of the Merger and other transactions contemplated by the Merger Agreement and any action reasonably requested by the Parent in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company to a later date if there are not sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; and (b) against any Acquisition Proposal and against any other action, agreement or transaction involving the Company or any of its Subsidiaries that is intended, or would reasonably be expected to, materially impede, interfere with, delay, postpone or prevent the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(c)           The obligations of such Stockholder specified in Section 2.1(a) and (b) will apply prior to the Expiration Date whether or not the Merger or any action described above is recommended by the Board of Directors of the Company (or any committee thereof).

(d)           Nothing in this Agreement, including this Section 2.1, will limit or restrict any Affiliate or designee of any Stockholder who serves as a member of the Board of Directors of the Company in acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities including, without limitation, taking any action in compliance with Section 5.02 of the Merger Agreement.

2.2           No Inconsistent Agreements.  Each Stockholder hereby covenants and agrees that, except for this Agreement and the Written Consent, such Stockholder (a) has not entered into, and will not enter into at any time prior to the Expiration Time, any voting agreement or voting trust with respect to the Covered Shares of such Stockholder with respect to the matters covered by Section 2.1(b)(ii), (b) has not granted, and will not grant at any time prior to the Expiration Date, a proxy (except pursuant to Section 2.3), consent or power of attorney with respect to the Covered Shares of such Stockholder with respect to the matters covered by Section 2.1(b)(ii), and (c) has not taken and will not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing any of its material obligations under this Agreement.  Such Stockholder hereby represents that all proxies or powers of attorney given by such Stockholder prior to the execution of this Agreement in respect of the voting of such Stockholder’s Covered Shares with respect to the matters covered by Section 2.1(b)(ii), if any, are not irrevocable and the Stockholder hereby revokes (and will cause to be revoked) any and all previous proxies or powers of attorney with respect to such Stockholder’s Covered Shares with respect to the matters covered by Section 2.1(b)(ii).

2.3           Proxy.  Each Stockholder hereby irrevocably appoints as its proxy and attorney-in-fact, David Woodmansee, Vice President and Assistant General Counsel of Parent, and David Golden, Associate General Counsel and Secretary of Parent, and any individual who will hereafter succeed any such persons, and any other Person designated in writing by Parent, each of them individually, with full power of substitution and resubstitution, to vote or execute written consents with respect to the Covered Shares of such Stockholder in accordance with Section 2.1(b) prior to the Expiration Date at any annual or special meetings of stockholders of the Company (or adjournments thereof) at which any of the matters described in Section 2.1(b) is to be considered; provided however, in the exercise of any such vote or other action pursuant to the grant of such proxy contemplated by this Section 2.3, no holder of such proxy shall in any event have the right (and such proxy shall not confer the right) to vote against the Merger, to vote to reduce the Merger Consideration, or otherwise modify or amend the Merger Agreement to reduce the rights or benefits of the stockholders of the Company (including the Stockholders, both individually or in the aggregate) under the Merger Agreement or to reduce the obligations of the Parent thereunder; provided further, however that such Stockholder’s grant of the proxy contemplated by this Section 2.3 will be effective if, and only if, such Stockholder has not delivered to the Secretary of the Company, at least two business days prior to the meeting at which any of the matters described in Section 2.1(b) is to be considered, a duly executed irrevocable proxy card directing that the Covered Shares of such Stockholder be voted in accordance with Section 2.1(b).  This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of Parent to enter into the Merger Agreement and will be irrevocable prior to the Expiration Date, at which time any such proxy will automatically terminate without any further action by the parties hereto.  Each Stockholder (solely in its capacity as such) will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.  Parent may terminate this proxy with respect to such Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of Each Stockholder.  Each Stockholder hereby represents and warrants to Parent as follows:

(a)           Authorization; Validity of Agreement; Necessary Action.  Such Stockholder is a limited liability company, a limited liability partnership, a trust, or other business entity, duly formed or organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of its jurisdiction of organization or formation.  Such Stockholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Ownership.  Such Stockholder’s Existing Shares are, and any additional Covered Shares acquired by such Stockholder from the date hereof through and on the Expiration Date will be, Beneficially Owned and owned of record by such Stockholder.  Such Stockholder has good and valid title to such Stockholder’s Existing Shares, free and clear of any Encumbrances other than pursuant to this Agreement, the Merger Agreement, as may be disclosed in public filings made by such Stockholder with the Securities and Exchange Commission with respect to such Existing Shares, under applicable federal or state securities laws or pursuant to any written policies of the Company only with respect to restrictions upon the trading of securities under applicable securities laws.  As of the date hereof, such Stockholder’s Existing Shares constitute all of the shares of Company Common Stock and Preferred Stock Beneficially Owned and owned of record by such Stockholder.  Such Stockholder has and (except as contemplated by this Agreement) will have at all times through the Expiration Date the sole power to control the vote and consent as contemplated herein, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to any additional Covered Shares acquired by such Stockholder from the date hereof through the Expiration Date.

(c)           No Violation.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to such Stockholder or by which any of its assets or properties is bound or any organizational documents of such Stockholder, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which such Stockholder and/or any of its assets or properties is bound, except for any of the foregoing as would not impair the ability of such Stockholder to perform its material obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(d)           Consents and Approvals.  The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement and the consummation by it of the transactions contemplated hereby will not, require such Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, other than the filings of any reports with the SEC.

(e)           Absence of Litigation.  As of the date hereof, there is no Action pending or, to the knowledge of such Stockholder, threatened against or affecting such Stockholder and/or any of its Affiliates before or by any Governmental Entity that would reasonably be expected to impair the ability of such Stockholder to perform its material obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(f)           Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

(g)           Reliance by Parent.  Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations and warranties of such Stockholder contained herein.

3.2           Representations and Warranties of Parent.  Parent hereby represents and warrants to each Stockholder that it has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent, constitutes a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV

OTHER COVENANTS

4.1           Prohibition on Transfers; Other Actions.  Until the Expiration Date, each Stockholder agrees that it will not (a) Transfer any of such Stockholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein; or (b) enter into any agreement, arrangement or understanding with any Person with respect to any Transfer of such Stockholder’s Covered Shares, unless in either of the foregoing (a) or (b), such Transfer is a Permitted Transfer.  Any Transfer in violation of this provision will be void ab initio.  Each Stockholder agrees that it will not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Covered Shares and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder’s Covered Shares (and any other shares that are Beneficially Owned by such Stockholder), unless such transfer is made in compliance with this Agreement.

4.2           Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any change in the Company Common Stock or Preferred Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” will be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3           No Solicitation; Support of Acquisition Proposals.

(a)           Except as set forth in this Section 4.3, each Stockholder will, and will direct its respective Affiliates and Representatives to, cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal.  From the date of this Agreement until the Expiration Date, except as permitted by Section 4.3(b), each Stockholder agrees that it will not, and will not authorize its respective Affiliates and Representatives to, (i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information or providing access to the properties, books, records or personnel of the Company or any of its Subsidiaries) any inquiries regarding, or the making of any proposal or offer that constitutes an Acquisition Proposal, or (ii) have any discussions (other than to state that the Stockholder is not permitted to have discussions) or participate in any negotiations regarding an Acquisition Proposal, or execute or enter into any Contract with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, or approve or recommend an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal or any Contract, letter of intent or agreement in principle with respect to an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal.

(b)           Notwithstanding anything to the contrary in this Agreement, at any time the Company is permitted to take the actions set forth in Section 5.02(b) of the Merger Agreement with respect to an Acquisition Proposal, each Stockholder and its Affiliates and Representatives will be free to participate in any discussions or negotiations regarding such Acquisition Proposal with the Person making such Acquisition Proposal, provided that such Stockholder has not breached this Section 4.3.

(c)           For the purposes of this Section 4.3, the Company will be deemed not to be an Affiliate or Subsidiary of any Stockholder, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such) will be deemed not to be a Representative of any Stockholder.

4.4           Notice of Acquisitions.  Each Stockholder agrees to notify Parent as promptly as practicable (and in any event within 24 hours after receipt) orally and in writing of the number of any additional shares of Company Common Stock or Preferred Stock or other securities of the Company of which such Stockholder acquires Beneficial Ownership on or after the date hereof.

4.5           Disclosure.  Subject to reasonable prior notice and approval (not to be unreasonably withheld or delayed) of the Stockholders, each Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC and in the Information Statement the Stockholder’s identity and ownership of such Stockholder’s Covered Shares and the nature of the Stockholder’s obligations under this Agreement.

ARTICLE V

MISCELLANEOUS

5.1           Termination.  This Agreement will automatically terminate without any action on the part of any party hereto, upon the earliest to occur of (a) the Expiration Date; or (b) November 30, 2011.  Notwithstanding the foregoing, the provisions of this Section 5.1 and of Section 5.2 and Sections 5.4 through 5.12 will survive any termination of this Agreement without regard to any temporal limitation.  Subject to the last sentence of Section 5.9, neither the provisions of this Section 5.1 nor the termination of this Agreement will relieve any party hereto from any liability to any other party hereto arising out of or in connection with a breach of this Agreement by such party incurred prior to such termination.  For the avoidance of doubt, in the event the Merger Agreement is terminated prior to the Effective Time, this Agreement and any consent executed pursuant hereto shall be deemed null and void and have no further effect.

5.2           No Ownership Interest.  Nothing contained in this Agreement will be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to such Stockholder’s Covered Shares.  All rights and all ownership and economic benefits of and relating to a Stockholder’s Covered Shares will remain vested in and belong to such Stockholder, and nothing herein will, or will be construed to, grant Parent any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares.  Without limiting the generality of the previous sentence, each Stockholder will be entitled to receive any cash dividend paid by the Company with respect to such Stockholder’s Covered Shares during the term of this Agreement.  Nothing in this Agreement will be interpreted as obligating any Stockholder to exercise or convert any warrants, options or convertible securities or otherwise to acquire Company Common Stock.

5.3           Notices.  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as will be specified by like notice):

If to Parent, to:

Eastman Chemical Company
P.O. Box 511
Kingsport, TN 37662-5075
Attn:	David Woodmansee
Fax:	(423) 229-2097

with a copy (which will not constitute notice) to:

Jones Day
1420 Peachtree Street, N.E.
Atlanta, GA 30309-3053
Attn:	Sterling A. Spainhour, Jr.
Fax:	(404) 581-8330

If to Resurgence, to:

c/o M.D. Sass Investors Services, Inc.
1185 Avenue of the Americas
New York, NY 10036
Attn:	Philip Sivin
Fax:	(212) 843-5949

with a copy (which will not constitute notice) to:

Bracewell & Giuliani LLP
1250 Avenue of the Americas, 49th Floor
New York, NY 10020
Attn:	Jonathan P. Gill
Fax:	(212) 508-6101

5.4           Interpretation.  When a reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties.

5.5           Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

5.6           Entire Agreement.  This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the transactions contemplated hereby.

5.7           Governing Law.  This Agreement will be governed by, and construed in accordance with, the internal Laws of the State of Delaware applicable to agreements made and to be performed wholly within such state.

5.8           Specific Performance; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware, and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT.

5.9           Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by Parent and each Stockholder.  Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the other parties.

5.10           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

5.11           Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  The Company will be an express third party beneficiary of the first sentence of Section 2.1(a) of this Agreement.  This Agreement is not intended to and does not confer upon any stockholder, employee, director, officer or other Person, other than the parties hereto and, solely with respect to the first sentence of Section 2.1(a), the Company, any rights or remedies.

5.12           Action by Stockholder Capacity Only.  Parent acknowledges that each Stockholder has entered into this Agreement solely in its capacity as the record and/or beneficial owner of such Stockholder’s Covered Shares (and not in any other capacity, including without limitation, any capacity as a director or officer of the Company).  Nothing herein will limit or affect any actions taken by such Stockholder or its Affiliate or designee, or require such Stockholder or its Affiliate or designee to take any action, in each case, in its or his capacity as a director or officer of the Company, and any actions taken, or failure to take any actions, by it or him in such capacity as a director or officer of the Company will not be deemed to constitute a breach of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

STOCKHOLDERS:

By:
Name: Philip M. Sivin
Title: Senior VP and Secretary

Resurgence Asset Management, L.L.C.
Employee Retirement Plan

By:
Name: Martin D. Sass
Title: Trustee

Corporate Resurgence, Ltd.

By:
Name: Philip M. Sivin
Title: Senior VP and Secretary

By:
Name: Philip M. Sivin
Title: Senior VP and Secretary

ATI-2475413v6

By: [signature]
Name: Philip M. Sivin
Title: Senior VP and Secretary

M.D. Sass Associates, Inc. Employee Profit Sharing Plan

By: [signature]
Name: Martin D. Sass
Title: Trustee

M.D. Sass Investors Services, Inc.

By: [signature]
Name: Philip M. Sivin
Title: Senior VP and Secretary

Resurgence Parallel Fund, L.L.C.

By: [signature]
Name: Martin D. Sass
Title: Authorized Member

Resurgence Parallel Fund II, L.L.C.

By: [signature]
Name: Martin D. Sass
Title: Authorized Member

Resurgence Parallel Fund III, L.L.C.

By: [signature]
Name: Martin D. Sass
Title: Authorized Member

#3807538.OC
ATI-2475413v6

SCHEDULE 1

OWNERSHIP OF EXISTING SHARES

Beneficial Owner	Preferred Ownership (as converted basis)	Common Ownership
Corporate Resurgence Partners, L.L.C.	2,226,190	444,589
Corporate Resurgence Partners II, L.L.C.	685,322	134,816
M.D. Sass Corporate Resurgence Partners III, L.P.	1,306,164	257,703
Resurgence Asset Management, L.L.C. Employee Retirement Plan	2,296	454
Corporate Resurgence, Ltd.	1,141,944	228,057
Trust "O" For a Portion of the Assets of the Kodak Retirement Income Plan	1,376,229	274,965
Kodak Pension Plan	422,747	84,168
M.D. Sass Associates, Inc. Employee Profit Sharing Plan	16,867	3,385
M.D. Sass Re/Enterprise Portfolio Company, L.P.	553,426	111,730
M.D. Sass Re/Enterprise II, L.P.	114,734	22,964
M.D. Sass Investors Services, Inc.	37,303	7,424
Resurgence Parallel Fund, L.L.C.	77,849	15,544
Resurgence Parallel Fund II, L.L.C.	12,012	2,361
Resurgence Parallel Fund III, L.L.C.	7,003	1,382

EXHIBIT A

WRITTEN CONSENT OF STOCKHOLDERS

OF STERLING CHEMICALS, INC.

The undersigned, being stockholders of Sterling Chemicals, Inc., a Delaware corporation (the “Company”), acting pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”), hereby adopt the following recitals and resolution by written consent in lieu of a meeting:

WHEREAS, there has been submitted to the undersigned stockholders of the Company an Agreement and Plan of Merger (the “Merger Agreement”) by and among Eastman Chemical Company, a Delaware corporation, Eastman TC, Inc., a Delaware corporation (“Merger Sub”), and the Company, which Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the terms and conditions of the Merger Agreement, the stockholders of the Company (the “Stockholders”) will be entitled to receive the Merger Consideration (as defined in the Merger Agreement) for each share of common stock, par value $0.01 per share (the "Common Stock"), and Series A convertible preferred stock, par value $0.01 per share (the "Preferred Stock"), of the Company held by them at the effective time of the Merger;

WHEREAS, the board of directors of the Company has approved the Merger Agreement and the Merger and has resolved to recommend that the Stockholders adopt the Merger Agreement;

WHEREAS, the affirmative vote in favor of the adoption of the Merger Agreement by a majority of the votes entitled to be cast thereon by the stockholders of the Company is required pursuant to Section 251 of the DGCL;

WHEREAS, the Company Charter (as defined in the Merger Agreement) requires the affirmative vote in favor of the adoption of the Merger Agreement by (i) a majority of the voting power of the Common Stock and Preferred Stock, voting or consenting together as a class, and (ii) a majority of the voting power of the Preferred Stock, voting separately; and

WHEREAS, the undersigned Stockholders own, collectively, 1,589,542 shares of Common Stock and 7,980,086 shares of Preferred Stock (on an as converted basis), which represents over 88% of the voting power of the Common Stock and Preferred Stock (on a fully diluted basis), voting or consenting together as a class, and 100% of the Preferred Stock, voting separately.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned Stockholders, in their capacity as Stockholders, consenting (i) as holders of Common Stock and Preferred Stock, as a class and (ii) as holders of Preferred Stock, separately, in each case hereby adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including, without limitation, the Merger; and

FURTHER RESOLVED, that the Merger Agreement and the Merger be, and hereby are, consented to, approved and adopted in all respects without a meeting, without prior notice and without a vote; and

FURTHER RESOLVED, that this written consent may be signed in one or more counterparts, each of which will be deemed an original, and all of which will constitute one instrument and that this written consent will be filed with the minutes of the proceedings of the stockholders of the Company.

This written consent is coupled with an interest and is irrevocable, except to the extent provided in Section 5.1 of the Written Consent and Voting Agreement entered into on [___________], 2011 by and among Parent and the Stockholders.  For the avoidance of doubt, in the event the Merger Agreement is terminated prior to the Effective Time (as defined in the Merger Agreement), this consent shall be deemed null and void and have no further effect.

*  *  *  *  *

IN WITNESS WHEREOF, each of the undersigned has executed this written consent on the date set forth below.

STOCKHOLDERS: Corporate Resurgence Partners, L.L.C. Corporate Resurgence Partners II, L.L.C. M.D. Sass Corporate Resurgence Partners III, L.P.

By: Resurgence Asset Management, L.L.C.
Each of its: Manager

By:
Name:
Title:

DATED: ____________, 2011

Resurgence Asset Management, L.L.C. Employee Retirement Plan

By: Resurgence Asset Management, L.L.C.
Its: Manager

By:
Name:
Title:

DATED: ____________, 2011

Corporate Resurgence, Ltd.

By: Resurgence Asset Management International, L.L.C.
Its: Manager

By:
Name:
Title:

DATED: ____________, 2011

Trust "O" For a Portion of the Assets of the Kodak Retirement Income Plan Kodak Pension Plan

By: Re/Enterprise Asset Management, L.L.C.
Each of its: Investment Manager

By:
Name:
Title:

DATED: ____________, 2011

M.D. Sass Re/Enterprise Portfolio Company, L.P. M.D. Sass Re/Enterprise II, L.P.

By: Re/Enterprise Asset Management, L.L.C.
Each of its: General Partner

By:
Name:
Title:

DATED: ____________, 2011

M.D. Sass Associates, Inc. Employee Profit Sharing Plan

By:
Name:
Title:

DATED: ____________, 2011

M.D. Sass Investors Services, Inc.

By:
Name:
Title:

DATED: ____________, 2011

Resurgence Parallel Fund, L.L.C.

By:
Name:
Title:

DATED: ____________, 2011

Resurgence Parallel Fund II, L.L.C.

By:
Name:
Title:

DATED: ____________, 2011

Resurgence Parallel Fund III, L.L.C.

By:
Name:
Title:

DATED: ____________, 2011